Exhibit 99.1

June 18, 2015

Echo Global Logistics Appoints Paul Loeb to Its Board of Directors, Appoints CEO Douglas R. Waggoner as Chairman of the Board and Appoints Bradley A. Keywell as Lead Independent Director

CHICAGO, IL — (Marketwired) — 06/18/15 — Echo Global Logistics, Inc. (NASDAQ: ECHO) (“Echo” or the “Company”), a leading provider of technology-enabled transportation and supply chain management services, made the following announcements today.

Appointment of Paul Loeb to Board of Directors

The Company announced the appointment of Paul Loeb to its Board of Directors in connection with its previously announced acquisition of Command Transportation, LLC (“Command”), one of the largest privately-held truckload brokers and non-asset-based transportation providers in the United States (the “Command Acquisition”). Prior to the closing of the Command Acquisition, Mr. Loeb served as Command’s Chief Executive Officer.

“We are pleased to welcome Paul to the Echo Board,” said Douglas R. Waggoner, Chief Executive Officer and newly appointed Chairman of the Board of Directors of Echo. “Paul brings to our Board a depth of leadership, industry knowledge and operating experience that we believe will help advance Echo to the next level of success.”

“I look forward to working together with Doug and the Echo team to drive the continued growth of our combined businesses and help Echo meet its strategic goals,” said Mr. Loeb.

Appointment of CEO Douglas R. Waggoner as Chairman of the Board

Additionally, Echo announced the appointment of Mr. Waggoner, the Company’s Chief Executive Officer and a director, to serve as Chairman of the Board. Samuel K. Skinner, who joined the Board in September 2006 and has served as non-executive Chairman of the Board since February 2007, will retire as Chairman but will remain a member of the Board.

Mr. Waggoner has served as CEO of Echo since December 2006 and has served as a member of the Board since February 2008.

“I am very pleased that the Board has appointed Doug Waggoner as its Chairman,” said Mr. Skinner. “Doug has been an outstanding leader since joining Echo in 2006, and we believe that as Chairman he will continue to build value for our stockholders.”

Appointment of Bradley A. Keywell as Lead Independent Director

The Company also announced that the Board has established a lead independent director position and has appointed Bradley A. Keywell to serve in that capacity. Mr. Keywell is a co-founder of Echo and has served on its Board since February 2005. Mr. Keywell serves on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Mr. Waggoner commented, “The creation of the role of lead independent director is an important step to further enhance our Board independence and corporate governance. We are fortunate to be able to call on the talent and experience of Brad in this newly created role.”

As Lead Independent Director, Mr. Keywell will, among other things, coordinate for Echo the activities of its independent directors, serve as a liaison between its senior management and its independent directors, and preside at executive sessions of its independent directors.

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 30,000 transportation providers to serve its clients’ transportation and supply chain management needs.

Echo serves clients in a wide range of industries and offers freight brokerage and Managed Transportation solutions across all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. For more information on Echo Global Logistics, visit: www.echo.com.

CONTACTS:

Echo Global Logistics, Inc.

Investor Relations Contacts:

Kyle Sauers

Chief Financial Officer

(312) 784-7695

Zach Jecklin

Director of Finance

(312) 784-2046

Media Contact:

Christopher Clemmensen

SVP of Marketing

(312) 784-2132